Exhibit 10.17.2

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”) is entered into as of June 9, 2020 (the “Effective Date”) by and between GENERATION INCOME PROPERTIES, INC., a Maryland corporation (the “Company”) and RICHARD RUSSELL (“Mr. Russell”).

RECITALS

A. The Company and Mr. Russell are parties to that certain Employment Agreement dated as of December 20, 2019 (the “Original Employment Agreement”).

B. The parties hereto desire to enter into this Second Amendment to amend certain provisions related to Mr. Russell’s compensation.

C. All other provisions of the Original Employment Agreement unrelated to the changes indicated below will remain the same.

NOW, THEREFORE, in consideration of the mutual agreements and understandings contained herein and intending to be legally bound, the Original Employment Agreement is amended as provided herein and the parties hereto agree as follows:

1. Amendment of Section 3. Section 3 of the Original Employment Agreement is hereby amended and replaced in its entirety as follows:

3. Compensation

(a) Payment in Shares of Company Stock. Employee will be compensated in the amount of 550 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), per month (the “Shares”). The Shares will be fully vested on receipt by Employee, and the Shares will be paid to Employee in quarterly installments in arrears; provided that, except to the extent otherwise required by applicable law, Employee shall be entitled to the Shares only if Employee pays to the Company, prior to the quarterly payment date for the Shares, a cash amount sufficient to cover any applicable withholding and payroll taxes that the Company is required to withhold or remit in connection with the Shares or make other arrangements satisfactory to the Company to cover such taxes; and provided further that, if Employee does not pay such amount or make such other arrangements prior to the payment date for the Shares, then Employee shall forfeit the right to receive such Shares. Upon termination of Employee’s employment for any reason, any accrued but unpaid Shares, calculated on a pro rata basis, shall be paid within thirty (30) days of such termination if Employee has paid an amount of cash or made other arrangement satisfactory to the Company to cover applicable withholding and payroll taxes by such day. The Shares shall be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and will bear a restrictive legend to indicate such.

The compensation set forth in this paragraph shall terminate upon the closing of an initial underwritten public offering by the Company and the Employee will then be paid under the original employment agreement dated December 20, 2019.

2. Continuation of Original Employment Agreement. Except as expressly modified and amended herein, the Original Employment Agreement remains in full force and effect.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

COMPANY:

GENERATION INCOME PROPERTIES, INC.

By	/s/ David Sobelman
David Sobelman
President and Chairman of the Board

MR. RUSSELL:
/s/ Richard Russell
RICHARD RUSSELL

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